EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(2)	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(a)(	2,500,000	$6.22	$15,550,000	$92.70 per $1,000,000	$1,441.49
Total Offering Amounts					$15,550,000		$1,441.49
Total Fee Offsets							$0
Net Fee Due							$1,441.49

(1)  This Registration Statement covers, in addition to the number of Common Shares stated above, options and other rights to purchase or acquire the Common Shares covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act, an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Clean Energy Fuels Corp. 2022 Employee Stock Purchase Plan as a result of one or more adjustments under the plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)  Pursuant to Securities Act Rules 457(c) and 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the registrant’s common stock on August 1, 2022, as quoted on the Nasdaq Global Select Market.